Exhibit 99.1

STARTEK Reports Third Quarter 2016 Results

GREENWOOD VILLAGE, CO - November 7, 2016 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of business process outsourcing services, has reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights (vs. year-ago quarter where applicable)

•	Total revenue increased 8% to $78.3 million

•	Gross margin increased 890 basis points to 13.2%

•	Selling, general, and administrative (SG&A) expenses decreased $0.6 million to $8.8 million

•	Net income improved to $0.9 million or $0.05 per share, compared to a net loss of $7.7 million or $(0.49) per share

•	Adjusted EBITDA (a non-GAAP measure defined below) improved significantly to $5.0 million compared to $(2.2) million

•	Generated $1.6 million in free cash flow (a non-GAAP measure defined below) compared to $(4.7) million

•	Added a record $31.8 million of new business (annual contract value) by expanding new and current client engagements

Management Commentary
“The third quarter was highlighted by achieving positive net income, accomplished by continued execution of our strategic growth initiatives,” said Chad Carlson, CEO of STARTEK. “Building on our momentum over the last several quarters, we continued to focus on delivering added value for clients, winning new business and optimizing contracts to expand margins. During the quarter we won $31.8 million of new business across several industry verticals, while generating a considerable increase in revenue, gross margin and net income, all of which contributed to our third consecutive quarter of free cash flow.

“As we close out the year and look ahead to 2017, we will continue to add value for existing clients and leverage STARTEK’s differentiation to continue winning new business. The fundamentals of the business remain strong and we believe STARTEK is well-positioned for sustainable, profitable growth.”

Third Quarter 2016 Financial Results
Total revenue in the third quarter of 2016 increased 8% to $78.3 million from $72.8 million in the third quarter of 2015. The increase was primarily attributable to new and expanded client engagements, as well as strong volumes from the company’s top clients.

Gross margin in the third quarter of 2016 increased 890 basis points to 13.2% compared to 4.3% in the year-ago quarter, primarily driven by enhanced capacity utilization and margin optimization initiatives.

Selling, general and administrative (SG&A) expenses decreased to $8.8 million compared to $9.3 million in the year-ago quarter, primarily due to the cost reduction initiatives and IT platform migration completed in late 2015. As a percentage of revenue, SG&A decreased 160 basis points to 11.2% compared to 12.8% in the year-ago quarter.

Net income for the quarter improved to $0.9 million or $0.05 per share, compared to a net loss of $7.7 million or $(0.49) per share in the year-ago quarter.

Adjusted EBITDA in the third quarter increased to $5.0 million compared to $(2.2) million in the year-ago quarter. The increase was due to the aforementioned new client wins, current client expansions and cost reduction initiatives.

Free cash flow in the third quarter increased to $1.6 million compared to $(4.7) million cash used in the year-ago quarter.

At September 30, 2016, the company’s cash position was $0.8 million compared to $2.6 million at December 31, 2015. STARTEK also closed the quarter with a $22.2 million balance on its $50 million credit facility compared to $32.2 million outstanding at December 31, 2015, a 31% reduction.

Conference Call and Webcast Details
STARTEK will hold a conference call today at 4:30 p.m. Eastern time to discuss its third quarter 2016 results. Management will host the conference call, followed by a question and answer period.

Date: Monday, November 7, 2016
Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number: 1-844-239-5283
International dial-in number: 1-574-990-1022
Conference 7716095

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of the STARTEK website. A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 14, 2016.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 7716095

About STARTEK
STARTEK strives to be the most trusted BPO service provider delivering comprehensive contact center and customer engagement solutions. Our employees, whom we call Brand Warriors, are enabled and empowered to promote and protect our clients’ brands. For over 25 years, these Brand Warriors have been committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With the latest technology in the BPO industry and our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and IVR. Our service offerings include sales support, order processing, customer care and receivables management and customer analytics. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. In addition, factors related to our acquisition of ACCENT that may cause actual results to differ include our ability to integrate the organizations to recognize expected financial benefits and synergies and our ability to retain employees and customers of the acquired business. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Investor Relations
Liolios
Cody Slach or Sean Mansouri
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$78,305	$72,756	$230,073	$199,874
Cost of services	67,958	69,597	204,327	185,284
Gross profit	10,347	3,159	25,746	14,590
Selling, general and administrative expenses	8,767	9,335	24,668	25,981
Restructuring charges	187	889	356	3,231
Operating income (loss)	1,393	(7,065)	722	(14,622)
Interest and other (expense), net	(374)	(421)	(1,185)	(758)
Income (loss) before income taxes	1,019	(7,486)	(463)	(15,380)
Income tax expense	163	219	334	569
Net income (loss)	$856	$(7,705)	$(797)	$(15,949)

Net income (loss) per common share - basic	0.05	(0.49)	(0.05)	(1.03)
Weighted average shares outstanding - basic	15,735	15,569	15,718	15,504
Net income (loss) per common share - diluted	0.05	(0.49)	(0.05)	(1.03)
Weighted average shares outstanding - diluted	16,250	15,569	15,718	15,504

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$791	$2,626
Trade accounts receivable, net	54,918	57,940
Other current assets	2,615	3,452
Total current assets	58,324	64,018
Property, plant and equipment, net	22,187	30,364
Other assets	18,794	20,422
Total assets	$99,305	$114,804
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$48,442	$62,434
Other liabilities	7,906	10,445
Total liabilities	56,348	72,879
Total stockholders’ equity	42,957	41,925
Total liabilities and stockholders' equity	$99,305	$114,804

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating Activities
Net income (loss)	$856	$(7,705)	$(797)	$(15,949)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	$3,078	3,515	9,382	9,803
Share-based compensation expense	$454	463	1,279	1,376
Amortization of deferred gain on sale leaseback transaction	$—	(54)	—	(168)
Changes in operating assets & liabilities and other, net	$(2,476)	$389	$1,632	$1,568
Net cash provided by (used in) operating activities	$1,912	(3,392)	11,496	(3,370)
Investing Activities
Purchases of property, plant and equipment	$(344)	(1,291)	(938)	(6,500)
Proceeds from sale of assets	$11	—	24	982
Cash paid for acquisition of businesses	$(203)	(149)	(617)	(18,909)
Net cash used in investing activities	$(536)	(1,440)	(1,531)	(24,427)
Financing Activities
Other financing, net	$(1,972)	(1,006)	(12,021)	22,963
Net cash (used in) provided by financing activities	(1,972)	(1,006)	(12,021)	22,963
Effect of exchange rate changes on cash	$133	258	221	342
Net (decrease) increase in cash and cash equivalents	$(463)	(5,580)	(1,835)	(4,492)
Cash and cash equivalents at beginning of period	$1,254	$6,394	$2,626	$5,306
Cash and cash equivalents at end of period	$791	$814	$791	$814

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release contains references to the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. Reconciliation of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items helps investors and analysts assess the strength and performance of our ongoing operations.

Management believes that measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$856	$(7,705)	$(797)	$(15,949)
Income tax expense	163	219	334	569
Interest expense	315	375	1,044	1,303
Impairment losses and restructuring charges	187	889	356	3,231
Depreciation and amortization expense	3,078	3,515	9,382	9,803
Gain on sales of assets	(12)	(2)	(19)	(509)
Share-based compensation expense	454	463	1,279	1,376
Adjusted EBITDA	$5,041	$(2,246)	$11,579	$(176)

The Company defines non-GAAP free cash flow as Net cash provided by (used in) operating activities reduced by capital expenditures. We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flows since capital expenditures are a necessary component of ongoing operations. Free cash flow is used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net cash provided by (used in) operating activities	1,912	(3,392)	11,496	(3,370)
Less: capital expenditures	(344)	(1,291)	(938)	(6,500)
Free Cash Flow	$1,568	$(4,683)	$10,558	$(9,870)